                                                                    EXHIBIT 99.1


CAPSTONE TURBINE ANNOUNCES 1ST QUARTER 2006 RESULTS

CHATSWORTH, Calif., August 10, 2005 (BUSINESS WIRE) -- Capstone Turbine Corporation(R) (Nasdaq:CPST) (www.microturbine.com) reported results for the first quarter of fiscal year 2006 on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005.

Backlog increased to 15.5 megawatts at quarter-end, up 94% from the prior year comparable quarter, and sequentially up 44% from the fourth quarter.

FINANCIAL SUMMARY

Capstone's financial results for the first quarter of fiscal 2006 included revenue of $3.8 million, down $1.6 million from $5.4 million reported for the fourth quarter of fiscal 2005. The majority of the decrease was due to staging of approximately $1.5 million of finished product for rapid response to the New York market. Additionally, approximately $0.6 million in revenue was delayed pending payments from certain international customers.

Backlog at the end of the first quarter of fiscal 2006 was 15.5 megawatts, consisting of backlog at the beginning of the quarter of 10.8 megawatts, orders during the quarter of 8.1 megawatts and shipments of 3.4 megawatts.

The reported gross loss was $3.4 million for the first quarter of fiscal 2006, an increase of $1.6 million from the $1.8 million loss reported in the fourth quarter of fiscal 2005. The primary reason for the change between periods resulted from a benefit of $1.6 million recorded in the prior quarter, and $0.6 million expense in the current quarter, or a net $2.2 million change in gross profit.

Operating Costs and Expenses were $7.9 million for the quarter, down $0.7 million from the prior quarter, primarily due to $0.9 million of benefits reported from the Department of Energy (DOE) cost sharing programs in the current quarter.

Capstone's net loss was $10.9 million, an increase of $0.9 million from the $10 million loss reported in the fourth quarter of fiscal 2005. The first quarter of fiscal 2006 reported net loss was $0.13 per share as compared with $0.12 the previous quarter.

Cash usage in the first quarter was $11.6 million, a decrease of $0.6 million from the prior quarter's cash usage of $12.1 million. The lower cash usage was attributable to less cash used in investing activities and lower operating cash usage.

Cash and cash equivalents at the end of the quarter were $52 million.

BUSINESS SUMMARY

John Tucker, Capstone's President and CEO said "Over the past two months we have continued to demonstrate tangible progress towards our mission of becoming the world leader in distributed power generation". Listed below is a brief summary of our recent operating accomplishments:

Filed Materials Equipment Acceptance (MEA) application with the New York City Department of Buildings MEA Division which will significantly simplify the permitting and installation approval of Capstone-branded microturbines in the five boroughs of New York City. (Aug. 2, 2005)

KeySpan Energy Delivery developed with Capstone a marketing promotional mailer for the sale, installation and factory direct service of Capstone Microturbine on-site power generation products. KeySpan Energy Delivery is a subsidiary of KeySpan Corporation (NYSE:KSE), which is the fifth largest distributor of natural gas in the United States and the largest in the Northeast, operating regulated gas utilities in New York, Massachusetts and New Hampshire that serve
2.6 million customers. (July 25, 2005)

Successfully completed certification testing on new 30-kilowatt product specifically designed for hazardous oil and gas applications with Underwriters Laboratories, Inc. (UL). This certification states that the 30-kilowatt product meets the stringent NEC Class I, Division 2, Groups C and D classification where explosive gases may be present under abnormal conditions. (July 14, 2005)

Received large follow-up Russian order amounting to a total of 1.7 megawatts for both C30 and C60 kilowatt microturbine products. (July 6, 2005)

Signed National Sales representative Agreement with WESCO Distribution, Inc., the primary operating entity for Pittsburg-based WESCO International, Inc. (NYSE:WCC). WESCO Distribution, Inc. a leading distributor of electrical construction products and electrical and industrial maintenance, repair and operating supplies and is the nation's largest provider of integrated supply services. (July 6, 2005)

In addition to these accomplishments, we were pleased to see the National Energy Bill signed by President Bush. This Bill provides incentives for companies to utilize microturbines for their power generation requirements including a 10% credit for the purchase of stationary microturbine power plants. Additionally, the Energy Tax Incentives Act of 2005 provides $2.7 billion of incentives for energy efficiency and conservation, both features of our microturbines.

CONFERENCE CALL

The Company will host a conference call today, Wednesday, August 10, at 1:45 p.m. Pacific Standard Time. Access to the live broadcast and a replay of the webcast will be available for 90-days through the Company's website: www.microturbine.com.

ABOUT CAPSTONE TURBINE

Capstone Turbine Corporation (www.microturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems. In 1998, Capstone was the first to offer commercial energy products utilizing microturbine technology, the result of more than ten years of focused research. Capstone Turbine has shipped more than 3,000 Capstone MicroTurbine(R) systems to customers worldwide. These award-winning systems have logged more than 9.4 million runtime hours of documented operation. An ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Milan and Tokyo.

"Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about Capstone's business, with regard to, among other items, expectations of reaching cash flow positive or positive gross margin, reducing cash usage, increasing sales, penetrating target markets, the success of customers' applications, and expected results from Capstone's sales offices. Forward-looking statements may be identified by words such as "believe," "expects," "objective," "intend," "targeted," "plan," "on track" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Many of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.







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                          CAPSTONE TURBINE CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)



                                                                                     JUNE 30, 2005      MARCH 31, 2005
Current Assets:
Cash and cash equivalents                                                            $  52,008,000       $  63,593,000
Accounts receivable, net of allowance for doubtful accounts and sales returns
  of $569,000 at June 30, 2005 and $536,000 at March 31, 2005                            3,629,000           3,150,000
Inventory                                                                               13,025,000          11,273,000
Prepaid expenses and other current assets                                                1,305,000             912,000
Assets held for sale                                                                        80,000              80,000
                                                                                     -------------       -------------
                     Total current assets                                               70,047,000          79,008,000
                                                                                     -------------       -------------
Equipment and Leasehold Improvements:
Machinery, equipment, and furniture                                                     18,928,000          18,760,000
Leasehold improvements                                                                   8,583,000           8,563,000
Molds and tooling                                                                        3,123,000           3,096,000
                                                                                     -------------       -------------
                                                                                        30,634,000          30,419,000
Less accumulated depreciation and amortization                                          20,935,000          19,890,000
                                                                                     -------------       -------------
Total equipment and leasehold improvements, net                                          9,699,000          10,529,000

Non-Current Portion of Inventory                                                         3,337,000           3,990,000
Intangible Asset, net                                                                    1,360,000           1,427,000
Other Assets                                                                               236,000             236,000
                                                                                     -------------       -------------
                     Total                                                           $  84,679,000       $  95,190,000
                                                                                     -------------       -------------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable                                                                     $   2,908,000       $   3,324,000
Accrued salaries and wages                                                               1,642,000           1,442,000
Other accrued liabilities                                                                2,656,000           2,472,000
Accrued warranty reserve                                                                 8,658,000           8,667,000
Deferred revenue                                                                         1,871,000           1,522,000
Current portion of notes payable obligations                                                19,000              19,000
                                                                                     -------------       -------------
Total current liabilities                                                               17,754,000          17,446,000
                                                                                     -------------       -------------

Long-Term Portion of Notes Payable Obligations                                              60,000              64,000
Other Long-Term Liabilities                                                                875,000           1,002,000

Commitments and Contingencies

Shareholders' Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized; none issued
   Common stock, $.001 par value; 415,000,000 shares authorized; 85,462,741 shares issued and 84,911,533 shares outstanding at June 30, 2005; 85,379,446
   shares issued and 84,828,238 shares outstanding at March 31, 2005                        85,000              85,000
Additional paid-in capital                                                             531,071,000         530,931,000
Accumulated deficit                                                                   (464,334,000)       (453,469,000)
Less: Deferred stock compensation                                                         (319,000)           (356,000)
Less treasury stock, at cost; 551,208 shares                                              (513,000)           (513,000)
                                                                                     -------------       -------------
Total shareholders' equity                                                              65,990,000          76,678,000
                                                                                     -------------       -------------
                                   Total                                             $  84,679,000       $  95,190,000
                                                                                     -------------       -------------

                          CAPSTONE TURBINE CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                                  THREE MONTHS ENDED JUNE 30
                                                             -------------------------------
                                                                     2005               2004
                                                             ------------       ------------
Revenues                                                     $  3,807,000       $  2,955,000
Cost of Goods Sold                                              7,224,000          5,431,000
                                                             ------------       ------------
Gross Loss                                                     (3,417,000)        (2,476,000)
Operating Costs and Expenses:
     Research and development                                   2,105,000          3,414,000
     Selling, general and administrative                        5,737,000          4,867,000
                                                             ------------       ------------
             Total operating costs and expenses                 7,842,000          8,281,000
                                                             ------------       ------------
Loss from Operations                                          (11,259,000)       (10,757,000)
Interest Income                                                   396,000            244,000
Interest Expense                                                   (2,000)           (20,000)
Other Income                                                        2,000              1,000
                                                             ------------       ------------
Loss Before Income Taxes                                      (10,863,000)       (10,532,000)
Provision for Income Taxes                                          2,000              2,000
                                                             ------------       ------------
Net Loss                                                     $(10,865,000)      $(10,534,000)
                                                             ============       ============

Weighted Average Common Shares Outstanding                     84,575,256         84,239,797
                                                             ============       ============

Net Loss Per Share of Common Stock -- Basic and Diluted      $      (0.13)      $      (0.13)
                                                             ============       ============






















CONTACT: Capstone Turbine Corporation
Keith Field (media), 818-734-5465
John Tucker/Chuck McBride (investor), 818-734-5300

SOURCE: Capstone Turbine Corporation